August 20, 2012

RT Technologies, Inc.

9160 South 300 West, Suite 101

Sandy, Utah

Attention: The Audit Committee of the Board of Directors

The Board of Directors

     WeiHeng Cai, CEO and Principal Financial Officer

Re: Form 10-Q Electronically Filed on August 20, 2012 by RT Technologies

On August 20, 2012 we learned that RT Technologies, Inc. (China Agriculture Media Group Co., Limited) (the "Company'') electronically filed their June 30, 2012 Form 10-Q and accompanying financial statements and footnotes prior to our completing our SAS 100 review and providing you with our authorization in writing, as required pursuant to our engagement letter with you. As you are aware, and as we have made clear to the Company via e-mail on August 17, 2012, our review was not completed.

Thus, the Company's filing of Form 10Q with the SEC, without indicating that a review was not completed by the Company's independent registered public accountants, was not authorized by us. Please advise us, in writing, within the time frames established by Section 10A of the Securities Exchange Act of 1934, what steps the Company will now undertake to correct this serious mistake. We also suggest that the Company immediately consult with their legal counsel.

Very truly yours,

Marcum Bernstein & Pinchuk

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com